UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2018

GARRETT MOTION INC.

(Exact name of Registrant as specified in its Charter)

Delaware	1-38636	82-487189
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

La Pièce 16, Rolle, Switzerland		1180
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +41 21 695 30 00

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Spin-Off and Related Agreements

On October 1, 2018 (the “Distribution Date”), Honeywell International Inc. (“Honeywell”) completed the previously announced complete legal and structural separation and distribution to its stockholders of all of the outstanding shares of Garrett Motion Inc. (“Garrett,” and together with its consolidated subsidiaries, “we,” “us,” “our,” or “the “Company”) in a tax free spin-off (the “Spin-Off”). The distribution was paid in the amount of one share of the Company’s common stock for every ten shares of Honeywell common stock (the “Distribution”) owned by Honeywell’s stockholders as of 5:00 p.m. New York City time on September 18, 2018, the record date of the Distribution.

On September 27, 2018, in connection with the Spin-Off, the Company entered into several agreements with Honeywell that set forth the principal actions taken or to be taken in connection with the Spin-Off and that govern the relationship of the parties following the Spin-Off, including the following:

•	a Separation and Distribution Agreement;

•	a Transition Services Agreement;

•	an Employee Matters Agreement;

•	an Intellectual Property Agreement; and

•	a Trademark License Agreement.

The descriptions included below of the Separation and Distribution Agreement, Transition Services Agreement, Employee Matters Agreement, Intellectual Property Agreement and Trademark License Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such Separation and Distribution Agreement, Transition Services Agreement, Employee Matters Agreement, Intellectual Property Agreement and Trademark License Agreement, respectively, which are attached as Exhibits 2.1, 2.2, 2.3, 2.4 and 2.5, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Separation and Distribution Agreement

We entered into a Separation and Distribution Agreement with Honeywell in advance of the Distribution. The Separation and Distribution Agreement sets forth our agreements with Honeywell regarding the principal actions to be taken in connection with the Spin-Off. It also sets forth other agreements that govern aspects of our relationship with Honeywell following the Spin-Off.

Transfer of Assets and Assumption of Liabilities

The Separation and Distribution Agreement identifies certain transfers of assets and assumptions of liabilities that were necessary in advance of our separation from Honeywell so that we and Honeywell retain the assets of, and the liabilities associated with, our respective businesses. The Separation and Distribution Agreement generally provides that the assets comprising our business consist of those owned or held by us or those primarily related to our current business and operations. The liabilities we assumed in connection with the Spin-Off generally consist of those related to the past and future operations of our business, including our manufacturing locations and the other locations used in our current operations. Honeywell retains certain assets and assumes liabilities related to former business locations or the operation of our former business. The Separation and Distribution Agreement also provides for the settlement or extinguishment of certain liabilities and other obligations between us and Honeywell. Honeywell and the Company agreed that, upon completion of the Spin-Off and the related retirement of certain intercompany liabilities between Honeywell and the Company on or shortly after the Distribution Date, the Company will have an aggregate amount of cash-on-hand equal to approximately $90 million.

Reorganization

The Separation and Distribution Agreement describes certain actions related to our separation from Honeywell that occurred prior to the Distribution such as the formation of our subsidiaries and certain other internal restructuring actions taken by us and Honeywell, including the contribution by Honeywell to us of the assets and liabilities that comprise our business.

Intercompany Arrangements

All agreements, arrangements, commitments and understandings, including most intercompany accounts payable or accounts receivable, between us, on the one hand, and Honeywell, on the other hand, terminate and/or are repaid effective as of the Distribution Date or shortly thereafter, except specified agreements and arrangements that are intended to survive the Distribution.

Credit Support

We agreed to use reasonable best efforts to arrange, prior to the Distribution, for the replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances of credit support, other than certain specified credit support instruments, currently provided by or through Honeywell or any of its affiliates for the benefit of us or any of our affiliates.

Representations and Warranties

In general, neither we nor Honeywell made any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Separation and Distribution Agreement, all assets have been transferred on an “as-is,” “where-is” basis.

Further Assurances

The parties will use reasonable best efforts to effect any transfers contemplated by the Separation and Distribution Agreement that were not consummated prior to the Distribution as promptly as practicable following the Distribution Date. In addition, the parties will use reasonable best efforts to effect any transfer or re-transfer of any asset or liability that was improperly transferred or retained as promptly as practicable following the Distribution.

The Distribution

The Separation and Distribution Agreement governs Honeywell’s and our respective rights and obligations regarding the Distribution. Prior to the Distribution, Honeywell delivered all the issued and outstanding shares of our common stock to the distribution agent. Following the Distribution Date, the distribution agent will electronically deliver the shares of our common stock to Honeywell stockholders based on the distribution ratio. The Honeywell Board, in its sole and absolute discretion, determined the Record Date, the Distribution Date and the terms of the Spin-Off. In addition, Honeywell could have, at any time until the Distribution, decided to abandon the Distribution or modify or change the terms of the Distribution.

Conditions

The Separation and Distribution Agreement also provided that several conditions must be satisfied or, to the extent permitted by law, waived by Honeywell, in its sole and absolute discretion, before the Distribution can occur.

Exchange of Information

We and Honeywell agreed to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. We and Honeywell also agreed to use reasonable best efforts to retain such information in accordance with our respective record retention policies as in effect on the date of the Separation and Distribution Agreement. Each party also agreed to use its reasonable best efforts to assist the other with its financial reporting and audit obligations.

Termination

The Honeywell Board, in its sole and absolute discretion, could terminate the Separation and Distribution Agreement at any time prior to the Distribution.

Release of Claims

We and Honeywell each agree to release the other and its affiliates, successors and assigns, and all persons that prior to the Distribution have been the other’s stockholders, directors, officers, members, agents and employees, and their respective heirs, executors, administrators, successors and assigns, from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Distribution. These releases are subject to exceptions set forth in the Separation and Distribution Agreement.

Indemnification

We and Honeywell each agree to indemnify the other and each of the other’s current, former and future directors, officers and employees, and each of the heirs, administrators, executors, successors and assigns of any of them, against certain liabilities incurred in connection with the Spin-Off and our and Honeywell’s respective businesses. The amount of either Honeywell’s or our indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The Separation and Distribution Agreement also specifies procedures regarding claims subject to indemnification.

Transition Services Agreement

We entered into a Transition Services Agreement pursuant to which Honeywell will provide us, and we will provide Honeywell, with specified services, including information technology, financial, human resources and labor, health, safety and environmental, sales, product stewardship, operational and manufacturing support, procurement, customer support, supply chain and logistics and legal and contract and other specified services, for a limited time to help ensure an orderly transition following the Distribution. For a limited time after the Spin-Off, we may request that additional services in the same functional categories as the specified services be provided by Honeywell to us so long as such additional services were provided historically by Honeywell to our business. The services are generally intended to be provided for a period no longer than twelve months following the Distribution, with a possibility to extend the term of each service up to an additional twelve months. Each party may terminate the agreement in its entirety in the event of a material breach of the agreement by the other party that is not cured within a specified time period. Each recipient party may also terminate the services on an individual basis upon prior written notice to the party providing the service.

The service recipient is required to pay to the service provider a fee equal to the cost of service specified for each service, which is billed on a monthly basis.

We agreed to hold Honeywell harmless from any damages arising out of Honeywell’s provision of the services unless such damages are the result of Honeywell’s willful misconduct, gross negligence, breach of certain provisions of the agreement or violation of law or third-party rights in providing services. Additionally, Honeywell’s liability is generally subject to a cap in the amount of fees actually received by

Honeywell from us in connection with the provision of the services. We also generally indemnify Honeywell for all liabilities arising out of Honeywell’s provision of the services unless such liabilities are the result of Honeywell’s willful misconduct or gross negligence, in which case, Honeywell indemnifies us for such liabilities. These indemnification and liability terms are customary for agreements of this type.

Given the short-term nature of the Transition Services Agreement, we are in the process of increasing our internal capabilities to eliminate reliance on Honeywell for the transition services it will provide us as quickly as possible following the Spin-Off.

Employee Matters Agreement

We entered into an Employee Matters Agreement with Honeywell that addresses employment and employee compensation and benefits matters. The Employee Matters Agreement addresses the allocation and treatment of assets and liabilities relating to employees and compensation and benefit plans and programs in which our employees participated prior to the Spin-Off. Except as specifically provided in the Employee Matters Agreement, we generally are responsible for all employment and employee compensation and benefits-related liabilities relating to our employees, former employees and other service providers. In particular, we assumed certain assets and liabilities with respect to our current and former employees under certain of Honeywell’s U.S. and non-U.S. defined benefit pension plans (with assets and liabilities allocated based on formulas specified in the Employee Matters Agreement for each pension plan). Generally, except as may be provided in the Transition Services Agreement, each of our employees cease active participation in Honeywell compensation and benefit plans as of the Spin-Off. The Employee Matters Agreement also provides that we establish certain compensation and benefit plans for the benefit of our employees following the Spin-Off, including a 401(k) savings plan, which accepts direct rollovers of account balances from the Honeywell 401(k) savings plan for any of our employees who elects to do so. Generally, following the Spin-Off, we assume and are responsible for any annual bonus payments, including with respect to the year in which the Spin-Off occurs, and any other cash-based incentive or retention awards to our current and former employees. Honeywell long-term incentive compensation awards, including stock options, restricted stock units, Growth Plan units and Performance Plan units, held by SpinCo employees are treated as described in “Compensation Discussion and Analysis—Details on Program Elements and Related 2017 Compensation Decisions—Long-Term Incentive Compensation” in Amendment No. 1 to the Company’s Registration Statement on Form 10 (File No. 001-38636), filed with the Securities and Exchange Commission (the “SEC”) on September 5, 2018 (the “Form 10”). The Employee Matters Agreement incorporates the indemnification provisions contained in the Separation and Distribution Agreement and described above. In addition, the Employee Matters Agreement provides that we indemnify Honeywell for certain employee-related liabilities associated with the Transition Services Agreement.

Intellectual Property Agreement

We entered into an Intellectual Property Agreement with Honeywell, pursuant to which we agreed not to assert our intellectual property rights against Honeywell or (with limited exceptions) act to impair Honeywell’s intellectual property rights, and Honeywell agreed not to assert its intellectual property rights against us or (with limited exceptions) act to impair our intellectual property rights, in each case for a period of five years. We granted to Honeywell, and Honeywell granted to us, a perpetual royalty-free license to certain intellectual property that has historically been shared between us and Honeywell and we agreed to negotiate a commercial license with Honeywell under other intellectual property rights in the event either we or Honeywell determine such rights are necessary in order to pursue new projects in the ordinary course of business for a period of five years. These restrictions and licenses are binding on future licensees or assignees of our and Honeywell’s intellectual property rights. The license to us is transferable generally with any sale or transfer of a business of ours that utilizes Honeywell’s intellectual property and the license to Honeywell is transferable generally with any sale or transfer of a Honeywell business that utilizes our intellectual property.

The Intellectual Property Agreement also contains certain provisions relating to the recordation of the transfers of intellectual property rights set forth in the Separation and Distribution Agreement.

Trademark License Agreement

We entered into a Trademark License Agreement with Honeywell pursuant to which Honeywell granted us a fully paid-up, royalty free, nonsublicenseable, non-exclusive license to use certain of Honeywell’s trademarks, trade names and service marks with respect to the “Honeywell” brand in connection with the sale, provision, marketing, performance and promotion of the products, services and offerings of the Business as its exists immediately prior to the Distribution Date. The term of the license will not exceed eighteen months following the Distribution Date, which may be extended in certain circumstances related to licenses, permits, consents, approvals or authorizations. The Trademark License Agreement also provides that we cease using the licensed trademarks in connection with certain activities prior to the expiration of the Trademark License Agreement. We are not able to assign our rights to the licensed marks, except with the prior written consent of Honeywell.

Credit Facilities

Also in connection with the Spin-Off, on September 27, 2018 (the “Financing Closing Date”), the Company entered into a Credit Agreement, by and among the Company, Garrett LX I S.à r.l., Garrett LX II S.à r.l. (“Lux Guarantor”), Garrett LX III S.à r.l. (“Lux Borrower”), Garrett Borrowing LLC (in such capacity, the “US Co-Borrower”), and Honeywell Technologies Sàrl (“Swiss Borrower” and, together with Lux Borrower and US Co-Borrower, the “Borrowers”), the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”), which provides for senior secured financing of approximately the Euro equivalent of $1,254 million, consisting of:

•

a seven-year senior secured first-lien term B loan facility, which consists of a tranche denominated in Euro of €375 million and a tranche denominated in U.S. Dollars of $425 million (the “Term B Facility”);

•

a five-year senior secured first-lien term A loan facility in an aggregate principal amount of €330 million (the “Term A Facility” and, together with the Term B Facility, the “Term Loan Facilities”); and

•

a five-year senior secured first-lien revolving credit facility in an aggregate principal amount of €430 million with revolving loans to Swiss Borrower, to be made available in a number of currencies including Australian Dollars, Euros, Pounds Sterling, Swiss Francs, U.S. Dollars and Yen (the “Revolving Facility” and, together with the Term Loan Facilities, the “Senior Credit Facilities”).

Up to the equivalent of €215 million may be utilized under the Revolving Credit Facility for the issuance of letters of credit to Swiss Borrower or any of its subsidiaries. Letters of credit are available for issuance under the Credit Agreement on terms and conditions customary for financings of this kind, which issuances will reduce availability under the Revolving Credit Facility.

The Borrowers borrowed an aggregate amount of $425 million and €705 million under the Term Loan Facilities in the aggregate on the Financing Closing Date. The letters of credit and Revolving Credit Facility are available for working capital and other general corporate purposes from time to time after the effective date prior to the final maturity of the Revolving Credit Facility.

Use of Proceeds

In connection with the consummation of the Spin-Off, Lux Borrower used all of the net proceeds of the Term B Facility to make one or more unsecured intercompany loans to Swiss Borrower (the “Term B Proceeds Loan”). In addition, the Senior Notes Issuer (as defined below) used all of the net proceeds of the Notes (as defined below) to make a secured intercompany loan to Swiss Borrower (the “Notes Proceeds Loan”). Swiss Borrower used the proceeds of the intercompany loans, as well as the net proceeds of the Term A Facility, which equal, in the aggregate, the Euro-equivalent of approximately $1.621 billion, to repay certain Euro-denominated intercompany notes to Honeywell or a subsidiary of Honeywell (the “Note Payments”). We used a portion of the gross proceeds from the Term Loan Facilities and the Notes offering to pay fees, costs and expenses in connection with the entry into the Senior Credit Facilities and the consummation of the Notes offering.

Guarantees

All obligations under the Senior Credit Facilities are or will be unconditionally guaranteed jointly and severally, by: (a) Garrett; (b) each direct and indirect wholly owned subsidiary of the Company that is organized under the laws of any state of the United States or the District of Columbia (including US Co-Borrower with respect to obligations of Lux Borrower and Swiss Borrower), the Senior Notes Issuers (as defined below), Lux Guarantor; and (c) substantially all of the direct and indirect wholly owned subsidiaries of the Company that are organized under the laws of certain other jurisdictions, including Australia, England and Wales, Ireland, Italy, Japan, Luxembourg (including Lux Borrower), Mexico, Slovakia, Switzerland (including Swiss Borrower), and any other jurisdiction at the Swiss Borrower’s option from time to time agreed with the administrative agent, subject in each case to certain exceptions and limitations. The guarantors organized under the laws of England and Wales, Luxembourg, Switzerland and the United States entered into a guarantee under the Credit Agreement concurrently with the effectiveness of the Credit Agreement. The guarantors organized under the laws of Australia, Ireland, Italy, Japan, Mexico and Slovakia are expected to accede to such guarantee within 120 days of the Financing Closing Date (or such longer period as agreed between the Company and the administrative agent under the Credit Agreement).

Security

Subject to certain limitations, the Senior Credit Facilities are or will be secured on a first priority basis by: (x) a perfected security interest in the equity interests of each direct subsidiary of each guarantor under the Senior Credit Facilities (subject to certain customary exceptions) and (y) perfected, security interests in, and mortgages on, substantially all tangible and intangible personal property and material real property of each of the guarantors under the Senior Credit Facilities, subject, in each case, to certain exceptions. Such security interests include pledges in favor of JPMorgan Chase Bank, N.A. by Garrett LX I S.à r.l. of (i) the shares of Lux Guarantor held by the Garrett LX I S.à r.l. and (ii) its rights under the Notes Proceeds Loan. The guarantors organized under the laws of England and Wales, Luxembourg, Switzerland and the United States entered into security documents securing the obligations of each borrower concurrently with effectiveness of the Credit Agreement. The guarantors organized under the laws of Australia, Ireland, Italy, Japan, Mexico and Slovakia will execute security documents within 120 days of the Financing Closing Date.

Maturity

Each of the Revolving Credit Facility and the Term A Facility mature five years after the effective date of the Credit Agreement, in each case with certain extension rights in the discretion of each lender. The Term B Facility matures seven years after the effective date of the Credit Agreement, with certain extension rights in the discretion of each lender.

Interest Rate and Fees

The Senior Credit Facilities are subject to an interest rate, at our option, of either (a) base rate determined by reference to the highest of (1) the rate of interest last quoted by The Wall Street Journal as the “prime rate” in the United States, (2) the greater of the federal funds effective rate and the overnight bank funding rate, plus 0.5% and (3) the one month adjusted LIBOR rate, plus 1% per annum (“ABR”), (b) an adjusted LIBOR rate (“LIBOR”) (which shall not be less than zero), or (c) an adjusted EURIBOR rate

(“EURIBOR”) (which shall not be less than zero), in each case, plus an applicable margin. The applicable margin for the U.S. Dollar tranche of the Term B Facility is currently 3.00% per annum (for LIBOR loans) and 2.00% per annum (for ABR loans) while that for the euro tranche of the Term B Facility is currently 3.00% per annum (for EURIBOR loans). The applicable margin for each of the Term A Facility and the Revolving Credit Facility varies based on our leverage ratio. Accordingly, the interest rates for the Senior Credit Facilities will fluctuate during the term of the Credit Agreement based on changes in the ABR, LIBOR, EURIBOR or future changes in our leverage ratio. Interest payments with respect to the Term Loan Facilities are required either on a quarterly basis (for ABR loans) or at the end of each interest period (for LIBOR and EURIBOR loans) or, if the duration of the applicable interest period exceeds three months, then every three months.

In addition to paying interest on outstanding borrowings under the Revolving Credit Facility, we are required to pay a quarterly commitment fee based on the unused portion of the Revolving Credit Facility, which is determined by our leverage ratio and ranges from 0.40% to 0.50% per annum.

We are obligated to make quarterly principal payments throughout the term of the Term A Facility and tranche denominated in U.S. Dollars of the Term B Facility according to the amortization provisions in the Credit Agreement, as such payments may be reduced from time to time in accordance with the terms of the Credit Agreement as a result of the application of loan prepayments made by us, if any, prior to the scheduled date of payment thereof.

Prepayments

We may voluntarily prepay borrowings under the Credit Agreement without premium or penalty, subject to a 1.00% prepayment premium in connection with any repricing transaction with respect to the Term B Facility in the first six months after the effective date of the Credit Agreement and customary “breakage” costs with respect to LIBOR and EURIBOR loans. We may also reduce the commitments under the Revolving Credit Facility, in whole or in part, in each case, subject to certain minimum amounts and increments.

The Credit Agreement also contains certain mandatory prepayment provisions in the event that we incur certain types of indebtedness, receive net cash proceeds from certain non-ordinary course asset sales or other dispositions of property or, starting with the fiscal year ending on December 31, 2019, 50% of excess cash flow on an annual basis (with step-downs to 25% and 0% subject to compliance with certain leverage ratios), in each case subject to terms and conditions customary for financings of this kind.

Representations and Warranties

The Credit Agreement contains certain representations and warranties (subject to certain agreed qualifications), including, among others, (i) status, binding obligations, non-conflict with other obligations, power and authority, validity and admissibility in evidence and pari passu ranking, (ii) no insolvency, taxation and no litigation, (iii) financial statements and reports, (iv) property ownership, (v) investment company status, (vi) no liens/indebtedness, (vii) government approvals, (viii) environmental matters and (ix) centre of main interests and compliance with sanctions and anti-corruption laws.

Certain Covenants

The Credit Agreement contains certain affirmative and negative covenants customary for financings of this type that, among other things, limit our and our subsidiaries’ ability to incur additional indebtedness or liens, to dispose of assets, to make certain fundamental changes, enter into restrictive agreements, to make certain investments, loans, advances, guarantees and acquisitions, to prepay certain indebtedness and to pay dividends, to make other distributions or redemptions/repurchases, in respect of our and our subsidiaries’ equity interests, to engage in transactions with affiliates, amend certain material documents or permit the IFRS equity amount of Lux Borrower to decrease below a certain amount.

In addition, the Credit Agreement also contains financial covenants requiring the maintenance of a consolidated total leverage ratio of not greater than 4.25 to 1.00 (with step-downs to (i) 4.00 to 1.00 in approximately 2019, (ii) 3.75 to 1.00 in approximately 2020 and (iii) 3.50 to 1.00 in approximately 2021), and a consolidated interest coverage ratio of not less than 2.75 to 1.00.

Events of Default

The Credit Agreement contains customary events of default, including with respect to a failure to make payments under the Senior Credit Facilities, cross-default, certain bankruptcy and insolvency events and customary change of control events.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Senior Notes Offering

On the Financing Closing Date, the Company successfully completed the previously announced offering of €350 million aggregate principal amount of 5.125% Senior Notes due 2026 (the “Notes”). The Notes were offered and sold to qualified institutional buyers pursuant to 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States in compliance with Regulation S under the Securities Act. The offers and sales of the Notes have not been registered under the Securities Act or any state securities laws and the Notes may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws. The Notes were issued pursuant to an Indenture, dated September 27, 2018, between Garrett LX I S.à r.l. (in such capacity, the “Senior Notes Issuer”), Garrett Borrowing LLC (in such capacity, the “Senior Notes Co-Issuer” and, together with the Senior Notes Issuer, the “Senior Notes Issuers”), the Company, the guarantors named therein, Deutsche Trustee Company Limited, as trustee, Deutsche Bank AG, London Branch, as security agent and paying agent, and Deutsche Bank Luxembourg S.A., as registrar and transfer agent (the “Indenture”).

As described in “Credit Facilities—Use of Proceeds” above, the Senior Notes Issuer used all of the net proceeds of the Notes to make the Notes Proceeds Loan and to pay fees and expenses in connection with the financing transactions and Swiss Borrower used such net proceeds to make the Note Payments to Honeywell or a subsidiary of Honeywell.

Senior Notes Guarantees and Security

The Senior Notes Issuers’ obligations under the Notes and the Indenture are or will be guaranteed on a senior subordinated basis by the Company and each of the Company’s subsidiaries that guarantee the Senior Credit Facilities. The Notes and related guarantees are secured by (a) a pledge by the Senior Notes Issuer of the shares of Lux Guarantor held by the Senior Notes Issuer, on a basis junior to the pledge granted by the Senior Notes Issuer in favor of JPMorgan Chase Bank, N.A. as senior secured collateral agent (the “Senior Secured Collateral Agent”) for the benefit of the Senior Credit Facilities and any other future indebtedness senior to the Notes; and (b) a pledge by the Senior Notes Issuer of its rights under the Notes Proceeds Loan on a basis junior to the pledge granted by the Senior Notes Issuer in favor of the Senior Secured Collateral Agent for the benefit of the Senior Credit Facilities and any other future indebtedness senior to the Notes, in each case subject to certain exceptions and to the extent legally possible and subject to the Intercreditor Agreement (as defined below) and to any thin capitalization issues or tax issues and any legal or corporate benefit restrictions (collectively, the “Notes Collateral”).

Maturity and Interest Payments

The Notes mature on October 15, 2026. Interest on the Notes accrues at 5.125% per annum and will be paid semi-annually, in arrears, on April 15 and October 15 of each year, commencing on April 15, 2019.

Redemption

Prior to October 15, 2021, the Senior Notes Issuers may, at their option, redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, plus the applicable “make-whole” premium set forth in the Indenture. The Senior Notes Issuers may redeem the Notes, in whole or in part, at any time on or after October 15, 2021 at the redemption prices set forth in the Indenture. The Senior Notes Issuers may, at their option, also redeem up to 35% of the aggregate principal amount of the Notes prior to October 15, 2021 in an amount equal to the net proceeds from certain equity offerings at the redemption price equal to 105.125% of the principal amount thereof plus accrued and unpaid interest, if any.

Certain Covenants

The Indenture limits the Company and its restricted subsidiaries’ ability to, among other things, incur, assume or guarantee debt or issue certain disqualified equity interests and preferred shares; pay dividends on or make distributions in respect of capital stock and make other restricted payments and investments; sell or transfer certain assets; create liens on assets to secure debt unless the notes are secured equally and ratably; enter into certain transactions with their affiliates; restrict dividends and other payments by certain of their subsidiaries; and consolidate, merge, sell or otherwise dispose of all or substantially all of their assets. These covenants are subject to a number of limitations and exceptions.

Additionally, upon certain events constituting a change of control under the Indenture, the holders of the Notes have the right to require the Senior Notes Issuers to offer to repurchase the Notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, to (but not including) the date of purchase.

Further, if the Company or its restricted subsidiaries sell assets, under certain circumstances, the holders of the Notes have the right, subject to certain conditions, to require the Company to use any excess net proceeds of such sale above €75 million to offer to purchase outstanding Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date.

The Indenture also provides for customary events of default, which, if any of them occurs, may cause the principal of and accrued interest on the Notes to become, or to be declared, due and payable. Events of default (subject in certain cases to customary grace and cure periods), include, among others, nonpayment of principal or interest, breach of other covenants or agreements in the Indenture, failure to pay certain other indebtedness, failure to pay certain final judgments, failure of certain guarantees to be enforceable, certain events of bankruptcy or insolvency and failure of certain security interests to be valid or enforceable.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, which is attached as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Intercreditor Agreement

On the Financing Closing Date, the Company, the Senior Notes Issuer, Lux Guarantor, Lux Borrower, Swiss Borrower, US Co-Borrower and Senior Notes Co-Issuer, JPMorgan Chase Bank, N.A., Deutsche Trust Company Limited, Deutsche Bank AG, London Branch, other lenders from time to time party thereto, Honeywell ASASCO 2 Inc. and each additional representative from time to time party thereto entered into an intercreditor agreement (the “Intercreditor Agreement”) to establish the relative rights of certain of the creditors under our financing arrangements.

The Intercreditor Agreement is governed by New York law and establishes, among other things: (i) the subordination of the guarantees of the Notes to the obligations under the Senior Credit Facilities and any other future indebtedness senior to the Notes; (ii) the junior ranking of the liens securing the Notes to those securing the Senior Credit Facilities and any other future indebtedness senior to the Notes; (iii) restrictions on enforcement action being taken by the trustee and/or holders of the Notes whilst any indebtedness senior to the Notes remains outstanding; (iv) release of collateral (including the Notes Collateral) in connection with a distressed disposal or as permitted under the debt documents; and (v) certain other matters relating to collateral.

The foregoing description of the Intercreditor Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Intercreditor Agreement, which is attached as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth under Item 5.03 below is incorporated into this Item 3.03 by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported in the Company’s Information Statement filed as Exhibit 99.1 to the Form 10 (the “Information Statement”), on or prior to October 1, 2018, the persons set forth in the table below assumed their positions as directors on the Company’s Board of Directors (the “Board”). Also on or prior to October 1, 2018, Scott Tozier (committee chair), Carlos Cardoso (Chairman of the Board), Courtney Enghauser and Susan L. Main assumed positions as members of the Audit Committee; Carsten J. Reinhardt (committee chair), Carlos Cardoso, Scott Tozier and Maura J. Clark assumed positions as members of the Compensation Committee; and Maura J. Clark (committee chair), Carlos Cardoso, Courtney Enghauser and Susan L. Main assumed positions as members of the Nominating and Corporate Governance Committee. Each director will hold office until a successor is elected and qualified or until the director’s death, resignation or removal.

Name	Age	Committee Appointment
Olivier Rabiller	48	N/A
Carlos Cardoso	60	Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee
Maura J. Clark	59	Compensation Committee and Nominating and Corporate Governance Committee
Courtney Enghauser	46	Audit Committee and Nominating and Corporate Governance Committee
Susan L. Main	59	Audit Committee and Nominating and Corporate Governance Committee
Carsten J. Reinhardt	51	Compensation Committee
Scott Tozier	57	Audit Committee and Compensation Committee

As previously reported in the Information Statement (except to the extent reported below), effective on October 1, 2018, the following persons were appointed to the offices of the Company set forth beside each person’s name:

Name	Age	Position(s)
Olivier Rabiller	48	President and Chief Executive Officer
Craig Balis	53	Senior Vice President and Chief Technology Officer
Daniel Deiro	46	Senior Vice President, Global Customer Management & General Manager Japan/Korea
Alessandro Gili	47	Senior Vice President and Chief Financial Officer
Thierry Mabru	51	Senior Vice President, Integrated Supply Chain
Jerome Maironi	53	Senior Vice President, General Counsel and Corporate Secretary
Fabrice Spenninck	49	Senior Vice President and Chief Human Resources Officer
Russell James	51	Vice President and Corporate Controller

On October 1, 2018, Russell James assumed the position of Vice President and Corporate Controller, and will serve as our Principal Accounting Officer. Mr. James has served as Corporate Controller for Honeywell’s Transportation Systems business since July 2018. From January 2018 until July 2018, Mr. James served as the interim group financial controller at Connect Group PLC. Prior to that, Mr. James served as group controller at Seadrill Careers from April 2015 until April 2017. Prior to his tenure at Seadrill Careers, Mr. James served in positions of increasing responsibility at Expro beginning in November 2010, including serving as Corporate Treasurer from October 2013 until April 2015. Mr. James has also served as a director and non-executive treasurer of the charitable organization Step-by-Step since April 2005. Mr. James received his BSc Hons in 1990 from Aberystwyth University and his ACA certification in 1994 from the Institute of Chartered Accountants in England and Wales.

The offer letter governing the terms of Mr. James’ employment provides Mr. James with a base salary of CHF 340,000 and an annual cash incentive target opportunity equal to 40% of his annual cash base salary. Mr. James is also eligible for annual long-term incentive awards from the Company, which will be determined by the Board of Directors based on his performance and future career potential. Mr. James also received a sign-on cash bonus of CFH 30,000, which is subject to repayment if he resigns before completing 24 months of employment. Mr. James is eligible for severance benefits provided to other executives of the Company. The compensation arrangements for each other director and officer which would otherwise be required to be disclosed herein were previously disclosed in the Information Statement.

Information regarding the background of each director and executive officer of the Company is included in the Information Statement under the caption “Management,” of which pertinent pages 94 through 97 are included as Exhibit 99.1 to this Current Report on Form 8-K and are incorporated herein by reference.

On September 30, 2018, Ms. Su Ping Lu resigned as a director of the Company and ceased to serve as President of the Company. On October 1, 2018, Mr. Peter Bracke, who was serving as Acting Chief Financial Officer of the Company, ceased to serve in this position immediately prior to the appointment of Messrs. Gili and James, as disclosed above.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Distribution, on October 1, 2018, the Amended and Restated Certificate of Incorporation of the Company (the “Charter”) and the Amended and Restated Bylaws of the Company (the “Bylaws”) became effective. The Charter and the By-Laws were previously approved by the Board and Honeywell, in its capacity as sole stockholder of the Company.

A summary of the material provisions of the Charter and By-Laws can be found in the section titled “Description of Our Capital Stock” of the Information Statement, of which pertinent pages 135 through 137 are included as Exhibit 99.2 to this Current Report on Form 8-K and are deemed incorporated herein by reference. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Charter and By-laws, incorporated herein by reference to Exhibits 4.1 and 4.2 of the Company’s Registration Statement on Form S-8, as filed with the SEC on October 1, 2018.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT NO.	DESCRIPTION

2.1	Separation and Distribution Agreement, dated September 27, 2018, between Honeywell and Garrett.**

2.2	Transition Services Agreement, dated September 27, 2018, between Honeywell and Garrett Transportation I Inc.**

2.3	Employee Matters Agreement, dated September 27, 2018, between Honeywell and Garrett.**

2.4	Intellectual Property Agreement, dated September 27, 2018, between Honeywell and Garrett.**

2.5	Trademark License Agreement, dated September 27, 2018, between Honeywell and Garrett.**

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-8, filed with the SEC on October 1, 2018).

3.2	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-8, filed with the SEC on October 1, 2018).

4.1	Indenture, dated as of September 27, 2018, between Garrett LX I S.à r.l, Garrett Borrowing LLC, the Company, the guarantors named therein, Deutsche Trustee Company Limited, as Trustee, Deutsche Bank AG, London Branch, as Security Agent and Paying Agent, and Deutsche Bank Luxembourg S.A., as Registrar and Transfer Agent.

10.1	Credit Agreement, dated as of September 27, 2018, by and among the Company, Garrett LX I S.à r.l., Garrett LX II S.à r.l., Garrett LX III S.à r.l., Garrett Borrowing LLC, and Honeywell Technologies Sàrl, the Lenders and Issuing Banks party hereto and JPMorgan Chase Bank, N.A., as administrative agent.

10.2	Intercreditor Agreement, dated as of September 27, 2018, among Garrett Motion Inc., Garrett LX I S.à r.l, Garrett LX II S.à r.l, Garrett LX III S.à r.l, Honeywell Technologies Sàrl, Garrett Borrowing LLC, other debtors and grantors party thereto, JPMorgan Chase Bank, N.A., Deutsche Trust Company Limited, Deutsche Bank AG, London Branch, other lenders party thereto from time to time, Honeywell ASASCO 2 Inc., and each additional representative from time to time party thereto.

99.1	Pertinent pages 94 through 97 from Exhibit 99.1 to the Company’s Registration Statement on Form 10, dated and filed with the Securities and Exchange Commission on September 5, 2018.

99.2	Pertinent pages 135 through 137 from Exhibit 99.1 to the Company’s Registration Statement on Form 10, dated and filed with the Securities and Exchange Commission on September 5, 2018.

**

Certain schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish copies of any of the omitted schedules and similar attachments upon request by the U.S. Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2018	Garrett Motion Inc.

	By:	/s/ Jerome Maironi
Jerome Maironi General Counsel